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                           Globe Manufacturing Corp.
 Exhibit 12.1 Statement Re: Computation of ratio of earnings to fixed charges

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
                                                                       Fiscal Year Ended:                     Nine Months Ended:
                                                                          December 31,                           September 30,
                                                        -------------------------------------------------  -------------------------
                                                                                                Pro forma                  Pro forma
                                                         1993    1994    1995    1996    1997     1997      1997    1998     1998
                                                        ------  ------  ------  ------  ------  ---------  ------  ------  ---------
Fixed Charges:
--------------
  Interest expense                                       2,256   3,646   6,027   5,347   4,067     25,703   3,451   6,198     18,818
  Interest capitalized                                       0   1,558     422       0     506        635     313     828        959
  Interest portion of rental expense                        21      22      18       6       7          7       5       6          6
  Net amortization of debt issuance expense                490     438     297     151      94          0      73      48          0
                                                        ------  ------  ------  ------  ------  ---------  ------  ------  ---------
                                                         2,767   5,664   6,764   5,504   4,674     26,345   3,842   7,080     19,783

Earnings:
---------
  Consolidated pretax income from continuing operations 14,884   6,706   4,127  13,346  25,232      3,592  20,516  14,956      8,703
  Fixed charges per above                                2,767   5,664   6,764   5,504   4,674     26,345   3,842   7,080     19,783
  Less interest capitalized                                  0   1,558     422       0     506        635     313     828        959
                                                        ------  ------  ------  ------  ------  ---------  ------  ------  ---------
                                                        17,651  10,812  10,469  18,850  29,400     29,302  24,045  21,208     27,527
Ratio of earnings to fixed charges                        6.38    1.91    1.55    3.42    6.29       1.11    6.26    3.00       1.39
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